Proxy Vote

The Annual Meeting of Stockholders of The Taiwan Fund, Inc. held on January 27, 2003. The results of this tabulation are as follows:




1.	Election of Directors:

					For		Withheld
         David Dean			9,448,374	73,928
         Benny T. Hu			9,441,283	81,018
         Lawrence J. Lau		9,442,736	79,566
         Joe O. Rogers			9,451,243	71,059
         Jack C. Tang			9,440,411	81,891
         Gloria Wang			9,429,741	92,561
         Lawrence F. Weber		9,439,514	82,788
         Shao-Yu Wang			9,440,699	81,603